UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2019

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California		91203-2306
(Address of principal executive offices)		(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition

On February 21, 2019, Dine Brands Global, Inc., a Delaware corporation (the “Corporation”), issued a press release announcing its fourth quarter and fiscal 2018 financial results. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

The information contained in this Item 2.02, including the related information set forth in the press release attached hereto as Exhibit 99.1 and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Greggory H. Kalvin, Senior Vice President, Corporate Controller of the Corporation will retire from the Corporation effective March 8, 2019. Thomas H. Song, the Corporation’s Chief Financial Officer will assume the role of principal accounting officer for the Corporation effective immediately.

The Corporation and Mr. Kalvin have entered into a Separation Agreement and General Release dated February 20, 2019 (the “Separation Agreement”). Pursuant to the Separation Agreement, in connection with Mr. Kalvin’s retirement from the Corporation, he will receive severance payments and benefits consistent with those provided under the Dine Brands Global, Inc. Amended and Restated Executive Severance and Change in Control Policy, including 12 months of base salary and an amount equal to Mr. Kalvin’s bonus under the annual cash incentive plan for 2019, pro-rated based on the portion of the performance period that will have elapsed prior to the effective date of Mr. Kalvin’s retirement from the Corporation and adjusted based on actual performance through the performance period. In addition, any unvested stock options and restricted stock awards held by Mr. Kalvin will vest as of the effective date of Mr. Kalvin’s retirement. Mr. Kalvin will be eligible to receive payments under all long-term cash-based performance awards held by Mr. Kalvin based on actual performance during the applicable performance period. Such payouts will be paid to Mr. Kalvin at the time such award would have been paid to Mr. Kalvin had he remained employed with the Corporation through such date. Mr. Kalvin will forfeit the cash-settled restricted stock units granted to Mr. Kalvin in June 2018. Mr. Kalvin will also receive certain COBRA and outplacement benefits. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The press release referenced in Item 2.02 of this Current Report on Form 8-K also includes information concerning the Corporation’s 2019 financial outlook. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

The information contained in this Item 7.01, including the related information set forth in the press release attached hereto as Exhibit 99.1 and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01 Other Events.

The press release referenced in Item 2.02 of this Current Report on Form 8-K also includes information announcing that the Board of Directors of the Corporation declared a cash dividend of $0.69 per share of common stock, payable on April 5, 2019 to stockholders of record as of the close of business on March 20, 2019. The press release also announced that the Board of Directors of the Corporation approved an increase to the Corporation’s share repurchase authorization, effective immediately, to $200 million (the “2019 Share Repurchase Program”) from the approximately $32.2 million share repurchase authorization remaining at the end of 2018 under the existing share repurchase authorization approved by the Board of Directors in October 2015 (the “2015 Share Repurchase Program”). In connection with the approval of the 2019 Share Repurchase Program, the Board of Directors terminated the 2015 Share Repurchase Program. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Board of Directors of the Corporation approved certain amendments to the Corporation’s Restated Certificate of Incorporation to declassify the Board of Directors, subject to approval and adoption by the Corporation’s stockholders at the 2019 Annual Meeting of Stockholders (“Annual Meeting”). A management proposal on this matter will be included in the proxy statement and voted upon by stockholders at the Annual Meeting. If such proposal is duly approved and adopted by the Corporation’s stockholders at the Annual Meeting, the classified board structure will be phased out over a two-year period, with all directors subject to annual election beginning with the 2021 annual meeting of stockholders.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Separation Agreement and General Release dated February 20, 2019.

99.1	Press Release issued by the Corporation on February 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 21, 2019	DINE BRANDS GLOBAL, INC.

	By:	/s/ Thomas H. Song
Thomas H. Song Chief Financial Officer

4